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                                                                    EXHIBIT 23.2

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors and Shareholders
Metra Biosystems, Inc.

    The audits referred to in our report dated July 18, 1996, included the related financial statement schedule as of June 30, 1996 and 1995, and for each of the years in the two-year period ended June 30, 1996 included in the Form 10K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the incorporation by reference in the registration statement on Form S-8 No. 33-99200 of our report dated July 18, 1996, with respect to the consolidated balance sheet of Metra Biosystems, Inc. and subsidiaries as of June 30, 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended June 30, 1996, which report appears in the June 30, 1997 annual report on Form 10-K of Metra Biosystems, Inc.

                                          KPMG Peat Marwick LLP

San Francisco, California
September 26, 1997